ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

         THIS AGREEMENT is made as of ________, 2006 by and between PFPC Inc., a Massachusetts corporation ("PFPC"), and BHR INSTITUTIONAL FUNDS a Delaware statutory trust (the "Trust").

                              W I T N E S S E T H :

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and
         WHEREAS, the Trust wishes to retain PFPC to provide administration and accounting services to its investment series now or in the future existing (each a "Series") and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.       DEFINITIONS. As used in this Agreement:

         (a)      "1933 ACT" means the Securities Act of 1933, as amended.

         (b) "1934 ACT" means the Securities Exchange Act of 1934, as amended.

         (c) "AUTHORIZED PERSON" means any officer of the Trust and any other person duly authorized by the Trust's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Trust. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

         (d) "ORAL INSTRUCTIONS" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.


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         (e)      "SEC" means the Securities and Exchange Commission.

         (f) "SECURITIES LAWS" has the meaning ascribed to the term "Federal Securities Laws" in Rule 38a-1 under the Investment Company Act of 1940, as amended as well as the Commodity Exchange Act.

         (g) "SHARES" means the shares of beneficial interest of any series or class of the Trust.

         (h) "WRITTEN INSTRUCTIONS" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Trust hereby appoints PFPC to provide administration and accounting services to each of the Series, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3.       COMPLIANCE WITH RULES AND REGULATIONS.

         PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Trust or other entity.


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4.       INSTRUCTIONS.

         (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

         (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust's Board of Trustees or of the Trust's shareholders, unless and until PFPC receives Written Instructions to the contrary.

         (c) The Trust agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

5.       RIGHT TO RECEIVE ADVICE.

         (a) ADVICE OF THE TRUST. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.


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         (b)      ADVICE OF COUNSEL. If PFPC shall be in doubt as to any
                  question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust's investment adviser or PFPC, at the option of PFPC).

         (c) CONFLICTING ADVICE. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Trust and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. PFPC shall provide the Trust with prior written notice of its intention to follow advice of counsel that is materially inconsistent with Oral or Written Instructions. PFPC shall further provide the Trust with a copy of such advice of counsel.

         (d) PROTECTION OF PFPC. PFPC shall be indemnified by the Trust and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Trust or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.       RECORDS; VISITS.

         (a) The books and records pertaining to the Trust and the Series which are in the possession or under the control of PFPC shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by PFPC to the Trust or to an Authorized Person, at the Trust's expense.


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         (b)      PFPC shall keep the following records:

                  (i) all books and records with respect to each Series' books of account;

                  (ii)     records of each Series' securities transactions; and

                  (iii) all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

7. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) is necessary for PFPC to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party.

8. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Trust's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Series. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Trust.


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9.       PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Trust.

10. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.      COMPENSATION.

         (a) As compensation for services rendered by PFPC during the term of this Agreement, the Trust, on behalf of each Series, will pay to PFPC a fee or fees as may be agreed to in writing by the Trust and PFPC. Subject to payment of filing fees to PFPC in advance, PFPC will remit to the respective jurisdictions the requisite blue sky filing fees for the shares of the relevant Series(s) (or classes thereof), and any fees for qualifying or continuing the qualification of any Series(s) (or classes thereof).

         (b) The undersigned hereby represents and warrants to PFPC that the terms of this Agreement have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees or Trustees has approved or will approve the terms of this Agreement.

12. INDEMNIFICATION. (a) The Trust, on behalf of each Series, agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Trust. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC's activities under this Agreement. Any amounts payable by the Trust hereunder shall be satisfied only against the relevant Series' assets and not against the assets of any other investment portfolio of the Trust. The provisions of this Section 12 shall survive termination of this Agreement.
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         (b)      PFPC agrees to defend, indemnify and hold the Trust and its officers, directors and employees harmless from all taxes, charges, expenses, assessments, claims and liabilities (including reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) caused by the negligence, bad faith or willful misfeasance of PFPC in the performance of its duties hereunder. Notwithstanding the foregoing, the Fund shall not be indemnified against any liability (or any expenses incident to such liability) caused by the Trust or the Trust's other service providers' misfeasance, bad faith or negligence or any material breach by the Trust of this Agreement or any other agreement between PFPC and the Trust.

         (c)      LEGAL ACTION AGAINST INDEMNIFICATION PARTY.

                  (i)      Notice of the Action
                           A party that seeks indemnification under Section 12 must promptly give the other party notice of any legal action. But a delay in notice does not relieve an indemnifying party of any liability to an indemnified party, except to the extent the indemnifying party shows that the delay prejudiced the defense of the action.

                  (ii)     Participating in or Assuming the Defense
                           The indemnifying party may participate in the defense at any time or it may assume the defense by giving notice to the other party. After assuming the defense, the indemnifying party:

                           (1)      must select any attorney that is
                                    satisfactory to the other party;

                           (2) is not liable to the other party for any later attorney's fees or for any other later expenses that the other party incurs, except for reasonable investigation costs;

                           (3) must not compromise or settle the action without the other party's consent (but the other party must not unreasonably withhold its consent); and

                           (4)      is not liable for any compromise or
                                    settlement made without its consent. (iii)
                                    Failing to Assume the Defense If the
                                    indemnifying party fails to participate in or assume the defense within 15 days after receiving notice of the action, the indemnifying party is bound by any determination made in the action or by any compromise or settlement made by the other party.

         (d) The provisions of this Section 12 shall survive termination of this Agreement.


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13.      RESPONSIBILITY OF PFPC.

         (a) PFPC shall be under no duty to take any action hereunder on behalf of the Trust or any Series except as specifically set forth herein or as may be specifically agreed to by PFPC and the Trust in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties or any material breach by PFPC of this Agreement.

         (b)      Notwithstanding anything in this Agreement to the contrary,
                  (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which conforms to applicable requirements of this Agreement, if any, and which PFPC reasonably believes to be genuine.

          (c)     Notwithstanding anything in this Agreement to the contrary,
                  (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

         (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

         (e) The provisions of this Section 13 shall survive termination of this Agreement.

         (f) Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Trust or for any failure to discover any such error or omission.


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14.      DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

         PFPC will perform the following accounting services with respect to each Series:

         (i) Journalize investment, capital share and income and expense activities;

         (ii) Verify investment buy/sell trade tickets when received from the investment adviser for a Series (the "Adviser") and transmit trades to the Trust's custodian (the "Custodian") for proper settlement;

         (iii)    Maintain individual ledgers for investment securities;

         (iv)     Maintain historical tax lots for each security;

         (v) Reconcile cash and investment balances of the Trust with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

         (vi) Update the cash availability throughout the day as required by the Adviser;

         (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

         (viii) Calculate various contractual expenses (E.G., advisory and custody fees);

         (ix) Monitor the expense accruals and notify an officer of the Trust of any proposed adjustments;

         (x) Control all disbursements and authorize such disbursements upon Written Instructions;

         (xi)     Calculate capital gains and losses;

         (xii)    Determine net income;

         (xiii) Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Series' Investments;

         (xiv) Transmit or mail a copy of the daily portfolio valuation to the Adviser;

         (xv)     Compute net asset value;

         (xvi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

         (xvii) Prepare a monthly financial statement which will include the following items: Schedule of Investments; Statement of Assets and Liabilities; Statement of Operations; Statement of Changes in Net Assets; Cash Statement; Schedule of Capital Gains and Losses.


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15.      DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.
         PFPC will perform the following administration services with respect to each Series:

         (i)       Prepare quarterly broker security transactions summaries;

         (ii)     Prepare monthly security transaction listings;

         (iii) Supply various normal and customary Series and Trust statistical data as requested on an ongoing basis;

         (iv) Prepare for execution and file the Trust's Federal and state tax returns;

         (v) Monitor each Series' status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

         (vi) Prepare the Trust's annual and semi-annual shareholder reports, and prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Trust providing the voting records in the format required by PFPC);

         (vii) Prepare and coordinate the filing of annual Post-Effective Amendments to the Trust's Registration Statement; prepare and file (or coordinate the filing of) (i) annual and semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

         (viii) Administratively assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Trust in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Trust's Board of Trustees;

         (ix) Draft notices, agendas and resolutions for quarterly board meetings and draft actions by written consent of the Board;

         (x) Coordinate the preparation, assembly and mailing of board materials for quarterly board meetings;

         (xi)     Attend quarterly board meetings and draft minutes thereof;

         (xii) Maintain a regulatory calendar for the Trust listing various filing and board approval deadlines;

         (xiii) Monitor the Trust's compliance with the amounts and conditions of each state qualification and perform appropriate blue sky filings;

         (xiv) In connection with blue sky filings, the Trust hereby grants PFPC a limited power of attorney on behalf of the Trust to sign all blue sky filings and other related documents in order to effect such filings. The Trust will provide PFPC a listing of all jurisdictions in which each Series (and class thereof) is lawfully available for sale and in which the Trust desires PFPC to effect a blue sky filing;

         (xv) Provide compliance policies and procedures related to services provided by PFPC and, if mutually agreed, certain PFPC affiliates, summary procedures thereof and an annual certification letter;

         (xvi) Provide sub-certifications to the Trust's chief executive officer and chief financial office in support of certain matters related to the work product prepared by PFPC and set forth in the Trust's Form N-CSR and N-Q filings.

         All regulatory services are subject to the review and approval of Trust counsel.


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16.      DURATION AND TERMINATION.

         (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement will automatically renew for successive terms of one (1) year (the "Renewal Terms"). Either party may terminate this Agreement effective at the end of the Initial Term or any Renewal Term by providing written notice to the other party of its intent not to renew. Notice of termination must be received not less than thirty (30) days prior to the expiration of the Initial Term or the then current Renewal Term, as applicable.

         (b) In the event the Trust gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), will be borne by the Trust.

         (c) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

17. NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Trust in writing); (b) if to the Trust, at , Attention:with a copy to Michael P. Malloy, Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, PA 19103 or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. ASSIGNMENT. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Trust thirty (30) days prior written notice of such assignment, that the delegate is at least as capable as PFPC and agrees to comply with all relevant provisions of the 1940 Act and that such delegate shall promptly provide such information as the Trust may ask, relative to the delegation, including (without limitation) the capabilities of the delegate.


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20.      COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.      MISCELLANEOUS.

         (a) Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

         (b) Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

         (c) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Trust or any other person.

         (d) The Trust will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Trust.

         (e) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

         (f) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (g) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         (h) The Trust and PFPC agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust individually, but are binding only upon the assets of the Fund or applicable Series, as provided in the Trust's agreement and declaration of trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution by such officer shall be deemed to have been made by them or any shareholder of the Trust individually or to impose any liability on any of them or any shareholder of the Trust personally, but shall bind only the assets and property of the Trust or applicable Series, as provided in the Trust's agreement and declaration of trust.

         (i) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Trust's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                            PFPC INC.


                                            By:
                                               ---------------------------------

                                            Title:
                                                   -----------------------------


                                            BHR INSTITUTIONAL FUNDS


                                            By:
                                               ---------------------------------

                                            Title:
                                                   -----------------------------



                                                                   , 2006
                                                   ----------------

BHR INSTITUTIONAL FUNDS


         RE: ADMINISTRATION AND ACCOUNTING SERVICES FEES

Dear Sir/Madam:

         This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of an Administration and Accounting Services Agreement dated _______, 2006 between BHR Institutional Funds (the "Fund") and PFPC (the "Agreement") as amended from time to time for services provided on behalf of each of the Fund's investment series (each a "Series"). Pursuant to Paragraph 11 of the Agreement, and in consideration of the services to be provided to each Series, the Fund will pay PFPC an annual accounting and administration services fee to be calculated daily and paid monthly as set forth below.

ASSET BASED FEES:

         The following annual fee will be calculated based upon each Series' average net assets and paid monthly:

         .0725% of each Series' first $250 million of average net assets; .0525% of each Series next $250 million of average net assets; .03% of each Series' average net assets in excess of $500 million.

MINIMUM MONTHLY FEE:

         The minimum monthly fee will be $7,083 for each Series, exclusive of Base 38a-1 compliance support services fees and out-of-pocket expenses.

                           Monthly Multiple Class Fee:

         The monthly multiple class fee will be $1,500 per class for each class beyond the first.

                  Base 38a-1 Compliance Support Services Fees:

         $5,000 per year for the initial service line and $2,500 per year for each additional service line beyond the first.

OUT-OF-POCKET EXPENSES:

         The Fund will reimburse PFPC for out-of-pocket expenses incurred on the Fund's behalf, including, but not limited to, postage, telephone, telex, overnight express charges, conversion and deconversion costs, costs to obtain independent security market quotes, cost of access to the data repository and analytics suite system, charges for Blue Sky permits, SAS 70 reporting costs (if applicable), cost of using financial printer for automated financial statements, negotiated time and materials for development and programming costs including web, statement and file development, customization of web fulfillment (if applicable), bulk mailings and reproduction charges, the cost of independent compliance reviews and travel expenses incurred for Board meeting attendance.


MISCELLANEOUS:

         After the one year anniversary of the effective date of the Agreement, PFPC may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Fund's monthly fees (or the effective date absent a prior such adjustment).

         Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC.

         The fee for the period from the date hereof until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

         If during the next three years, PFPC is removed from the Administration and Accounting Services Agreement, PFPC will recoup from the Fund 100% of the fees waived during the first year.

         If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.


                                                     Very truly yours,

                                    PFPC INC.

                                                By:
                                                    ----------------------------

                                                Name:
                                                      --------------------------

                                                Title:
                                                       -------------------------
Agreed and Accepted:

BHR INSTITUTIONAL FUNDS


By:
    ----------------------------

Name:
      --------------------------

Title:
       -------------------------